Exhibit 99.8

ACETO Corporation 4 Tri Harbor Court Port Washington, New York 11050

“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO Completes Acquisition of Generic Products and Related Assets

of Citron Pharma and Lucid Pharma

ACETO Receives Hart-Scott-Rodino Antitrust Clearance for Citron Transaction

PORT WASHINGTON, N.Y., December 21, 2016 – ACETO Corporation (NASDAQ: ACET), an international company engaged in the development, marketing, sale and distribution of Human Health products, Pharmaceutical Ingredients and Performance Chemicals, today announced that it has, through its wholly-owned subsidiary Rising Pharmaceuticals, completed the acquisition of generic products and related assets of Citron Pharma LLC, a pharmaceutical company focused on developing and marketing generic pharmaceutical products, and its affiliate Lucid Pharma LLC for a total consideration, prior to any potential earn-out payments, of approximately $429 million, or $349 million, net of approximately $80 million of expected tax benefits.

At closing, ACETO paid the sellers $270 million in cash. Further, ACETO is committed to make a $50 million unsecured deferred payment to the sellers on December 21, 2021 and issue 5.122 million shares of ACETO common stock beginning on December 21, 2019. The product purchase agreement also provides for a 5-year potential earn-out of up to an additional $50 million in cash, based on the financial performance of four pre-specified pipeline products that are currently in development.

“This transaction adds complementary product portfolios, strengthens an already effective asset-light operating model and expands our network of drug development and manufacturing partners,” said Sal Guccione, Chief Executive Officer of ACETO. “It accelerates our transition toward human health and adds significant scale to Rising Pharmaceuticals, expanding its portfolio of commercialized finished dosage form generic products by more than 50%, increasing the number of approved and yet-to-be launched products four-fold and growing the pipeline of products under development by nearly two-thirds. We continue to expect the transaction to be accretive to GAAP EPS within 12 months and immediately accretive to non-GAAP Adjusted EPS.”

ACETO funded the closing cash portion of the transaction through a combination of a $115 million drawdown on the Company’s new 5-year $225 million revolving credit facility, a new 5-year $150 million term loan with interest payable at an initial rate of LIBOR+2.25% and the balance from Company cash on hand. Commenting on the Company’s new debt offering, Mr. Guccione continued, “We appreciate the support for our long-term growth plans shown by our financial partners who participated in the successful syndication of the Company’s debt offering.

Management intends to update investors on its fiscal year 2017 outlook, including the contribution of Citron Pharma and Lucid Pharma, when it reports its second quarter fiscal year 2017 results on February 2, 2017.

Wells Fargo Securities, LLC served as exclusive financial advisor to ACETO. Wells Fargo Securities, LLC and JP Morgan Chase Bank, N.A. led the debt financing for the acquisition’s cash consideration. Lowenstein Sandler LLP served as legal advisor to ACETO. J.P. Morgan Securities LLC served as exclusive financial advisor to Citron Pharma and Lucid Pharma. Reed Smith LLP served as legal advisor to Citron Pharma and Lucid Pharma.

ABOUT ACETO

ACETO Corporation, incorporated in 1947 and with offices and operations in 10 countries, is engaged in the development, marketing, sale and distribution of Human Health products (finished dosage form generics and nutraceuticals), Pharmaceutical Ingredients (pharmaceutical intermediates and active pharmaceutical ingredients) and Performance Chemicals (specialty chemicals and agricultural protection products).

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this news release may not occur. Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of ACETO’s plans or strategies, financing plans, projected or anticipated benefits from the acquisition described in this release and other acquisitions that ACETO may make, or a projection involving anticipated revenues, earnings or other aspects of ACETO’s operating results or financial position, and the outcome of any contingencies. Any such forward-looking statements are based on current expectations, estimates and projections of management. ACETO intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release include, but are not limited to, the anticipated impact of the recently completed acquisition on ACETO’s earnings.  ACETO cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond ACETO’s control, which may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in ACETO’s reports filed with the Securities and Exchange Commission, including, but not limited to, ACETO’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 and other filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect ACETO’s results of operations and whether forward-looking statements made by ACETO ultimately prove to be accurate. In addition, periodic high-margin product sales may have a positive material financial impact in a given quarter that may be non-recurring in future quarters, thereby rendering one quarter's performance not useful as a predictor of future quarters' results.  ACETO’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  ACETO undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Investor Relations Contact:
LHA
Jody Burfening
jburfening@lhai.com

(212) 838-3777